Exhibit (d)-(6)

EXECUTION VERSION

INTERIM INVESTORS AGREEMENT

        This Interim Investors Agreement (this "Agreement") is made as of April 25, 2017 by and among The Baring Asia Private Equity Fund VI, L.P.1 ("LP1"), The Baring Asia Private Equity Fund VI, L.P.2 ("LP2"), The Baring Asia Private Equity Fund VI Co-investment L.P. ("Co-Invest LP" and, together with LP1 and LP2, "Baring" and collectively with one or more of their respective Affiliates, "BPEA"), Canada Pension Plan Investment Board ("CPPIB", and together with LP1, LP2, Co-Invest LP and any Additional Sponsor (as defined below), each an "Investor" and collectively, the "Investors"), Bach Holdings Limited, a Cayman Islands exempted company ("Holdco"), Bach Finance Limited, a Cayman Islands exempted company ("Parent"), and Bach Acquisitions Limited, a Cayman Islands exempted company ("Merger Sub"). The Investors, Holdco, Parent and Merger Sub are hereinafter collectively referred to as the "Parties", and individually, a "Party". Capitalized terms used but not defined herein shall have the meanings given thereto in the Merger Agreement (as defined below) unless otherwise specified herein.

RECITALS

        WHEREAS, on the date hereof, Parent, Merger Sub and Nord Anglia Education, Inc., a Cayman Islands exempted company (the "Company"), have executed an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which Merger Sub will be merged with and into the Company (the "Merger"), with the Company becoming the surviving entity and a wholly-owned subsidiary of Parent.

        WHEREAS, on the date hereof, Premier Education Holdings Ltd, an Affiliate of Baring ("Premier Education"), and Parent have executed a Share Sale and Support Agreement (the "Share Sale and Support Agreement"), pursuant to which Premier Education has agreed, subject to the terms and conditions set forth therein and among other obligations, to (a) vote all of Premier Education's Securities (as defined in the Share Sale and Support Agreement) in favor of approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and (b) sell to Parent, immediately prior to the Closing, all of the PE Shares (as defined in the Share Sale and Support Agreement).

        WHEREAS, on the date hereof, each of LP1, LP2, Co-Invest LP and CPPIB has entered into a letter agreement in favor of Parent (each such letter, such Investor's "Equity Commitment Letter"), pursuant to which the respective Investor agrees, subject to the terms and conditions set forth therein, to make a direct or indirect equity investment in Parent immediately prior to the Closing in connection with the transactions contemplated by the Merger Agreement, including the Merger, and the transactions contemplated by the Share Sale and Support Agreement (collectively, the "Transactions").

        WHEREAS, on the date hereof, each of LP1, LP2, Co-Invest LP and CPPIB, has executed a limited guarantee in favor of the Company with respect to certain obligations of Parent under the Merger Agreement (each, a "Limited Guarantee").

        WHEREAS, the Parties wish to agree to certain terms and conditions that will govern the actions of Holdco, Parent and Merger Sub and the relationship among the Investors with respect to the Transactions.

        NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual agreements and covenant set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.     AGREEMENTS AMONG THE INVESTORS.

        1.1    Actions Under the Merger Agreement.    The Investors acting jointly shall have the sole power, authority and discretion to cause Parent and Merger Sub to take any action or refrain from taking any action in order to comply with their obligations, satisfy their closing conditions or exercise their rights under the Merger Agreement, including, without limitation, (a) determining that the conditions set forth in Section 7.01 and Section 7.02 of the Merger Agreement (the "Closing Conditions") have been satisfied or waiving compliance with any agreement or condition in the Merger Agreement, including any Closing Condition, or (b) terminating, amending or modifying the Merger Agreement and determining to consummate the Merger. Parent and Merger Sub shall not, and the Investors shall not permit Parent or Merger Sub to, determine that any Closing Condition has been satisfied, waive any Closing Condition, terminate, amend or modify the Merger Agreement or determine to close the Merger unless such action has been approved in advance in writing by each Investor. Parent and Merger Sub shall not take any action with respect to the Merger Agreement, including granting or withholding of waivers or entering into amendments, unless such actions are in accordance with this Agreement. Parent and Merger Sub shall promptly provide each Investor with any notice they receive from the Company under the Merger Agreement.

        1.2    Debt Financing.    Holdco, Parent and/or Merger Sub shall, and/or shall cause any applicable Acquisition Entity to, solely at the joint direction of all Investors, enter into the Definitive Debt Documents, facilitate the funding of the External Financing under the External Financing Commitments and the Definitive Debt Documents in connection with the Closing and negotiate and enter into those documents that are contemplated by the Definitive Debt Documents to be executed in connection with the Closing by Holdco, Parent, Merger Sub and/or such Acquisition Entity. Any amendment to the External Financing Commitments, material change to the Definitive Debt Documents or material terms of or changes to any Alternative Financing shall require the written consent of all Investors.

        1.3    Equity Commitment.

                (a)   For the avoidance of doubt, (i) Exhibit A hereto sets forth the equity commitment of each Investor (such Investor's "Investor Equity Commitment"), which (w) with respect to LP1, equals the applicable amount of Equity Commitment as defined and set forth in LP1's Equity Commitment Letter, (x) with respect to LP2, equals the applicable amount of Equity Commitment as defined and set forth in LP2's Equity Commitment Letter, (y) with respect to Co-Invest LP, equals the applicable amount of Equity Commitment as defined and set forth in Co-Invest LP's Equity Commitment Letter, and (z) with respect to CPPIB, equals the amount of Equity Commitment as defined and set forth in CPPIB's Equity Commitment Letter.

                (b)   BPEA will lead any syndication and/or co-investment activities in respect of (and which will serve to indirectly reduce) the Investor Equity Commitments (the "Syndication", and any person who participates in such Syndication as a co-investor, a "Co-Investor"); provided, that Baring and its Affiliates will keep CPPIB and its Affiliates reasonably informed of such activities, and CPPIB will have the right to identify and add potential Co-Investors to any such Syndication. Baring and CPPIB agree that the Syndication will be conducted pursuant to the terms set forth on Schedule 1 hereto and on such other terms and conditions as Baring and CPPIB shall mutually agree. The Parties agree that no Co-Investor shall receive any terms with respect to such Co-Investor's investment in connection with the Transaction that are more favorable than the terms received by any Investor with respect to such Investor's investment in connection with the Transaction, whether pursuant to any side letter or other arrangement or agreement.

                (c)   If Baring and CPPIB mutually agree that it would be beneficial for one or more additional sponsors to provide additional equity capital for the consummation of the Transactions (in reduction of one or more of the Investor Equity Commitment(s)), each such additional sponsor shall (i) execute an adherence agreement to this Agreement in a form mutually agreed by Baring, CPPIB and such additional sponsor, and (ii) execute an equity commitment letter and limited guarantee in substantially the same form as the Equity Commitment Letters and Limited Guarantees in respect of the relevant portion of the equity commitment to be provided by such additional sponsor, and upon its execution of such documents, such additional sponsor shall become an "Additional Sponsor" for purposes of this Agreement, and Exhibit A shall be updated to reflect the Investor Equity Commitment of each of the Investors and such Additional Sponsor, after giving effect to the equity commitment of such Additional Sponsor.

        1.4    Capitalization of Acquisition Entities; 30% Rule.

                (a)   To the extent not established in accordance with applicable terms hereof as of the date of this Agreement, Baring shall be responsible for establishing each of the corporate, partnership or other entities through which any Co-Investor or Investor will directly or indirectly hold an interest in the Surviving Corporation (each such entity, an "Acquisition Entity").

                (b)   Notwithstanding anything to the contrary herein, the Investors agree that with respect to any Acquisition Entity in which CPPIB will have a beneficial interest, the capitalization and legal ownership structure of such Acquisition Entity shall comply with the terms of the 30% Rule from and after the time when CPPIB has such beneficial interest, and the parties shall cooperate and work together (in consultation with CPPIB's Canadian legal counsel) to give effect to the foregoing without prejudicing, to the maximum extent possible, any of the other agreements set forth or referred to herein (including the Investment Agreement). "30% Rule" means the rule set out in Section 13 of the Canada Pension Plan Investment Board Regulations, SOR/99-190, relating to the restriction on investment in securities of a corporation to which are attached thirty percent or more of the votes that may be cast to elect the directors of that corporation, including any amendment or replacement of that rule.

        1.5    Investment Agreement; Appointment of Directors.

                (a)   Each Investor shall in good faith and with mutual cooperation use its reasonable best efforts to negotiate and enter into prior to or at the Closing (x) an investment agreement (the "Investment Agreement") containing, in principle, the terms set forth on Exhibit B hereto, which shall govern the rights, obligations and relationship between and among the Investors (or their applicable Affiliates), Holdco, certain Acquisition Entities and the Surviving Corporation from and after the Closing, and (y) such other agreements or documents (including, as applicable, limited partnership agreements, subscription documents, constitutional documents and/or other ancillary agreements or documents) required to be entered into or prepared in connection with the establishment or funding of the Acquisition Entities in connection with the Transactions and the consummation thereof ("Other Investment Documents").

                (b)   Each of Holdco and the Investors hereby agrees to take (or cause to be taken) all actions, if any, required to be taken by each, such that the board of directors of Holdco ("Holdco Board") shall have the composition contemplated by Exhibit B hereto immediately prior to the Effective Time. The Holdco Board shall be the relevant governing body in respect of the business and operations of the Surviving Corporation and its Subsidiaries following the Effective Time.

        1.6    Required Information.    Each of the Investors, on behalf of itself and its respective Affiliates, agrees to promptly provide to Parent (consistent with the timing required by the Merger Agreement or applicable Law, as applicable) any information about such Party (or its Affiliates) that Parent reasonably determines upon the advice of outside legal counsel is required to be included in (i) the Proxy Statement, (ii) the Schedule 13E-3 or (iii) any other filing or notification with any Governmental Authority in connection with the Transactions, including the Merger, this Agreement, the Equity Commitment Letters, the Limited Guarantees or any other agreement or arrangement to which it is a party relating to the Transactions. Each of the Investors shall reasonably cooperate with Parent in connection with the preparation of the foregoing documents to the extent such documents relate to such Investor (or its Affiliates). Each of the Investors agrees to permit the Company to publish and disclose in the Proxy Statement (including all documents filed with the SEC in accordance therewith), its and its respective Affiliates' identity and beneficial ownership of the ordinary shares or other equity securities of the Company and the nature of such Party's commitments, arrangements and understandings under this Agreement, the Equity Commitment Letters, the Limited Guarantee or any other agreement or arrangement to which it (or their respective Affiliate) is a party relating to the Transactions, to the extent required by applicable Law or the SEC (or its staff) or by mutual agreement between the Company and Parent. Each of the Investors hereby represents and warrants to Parent as to itself and its Affiliates, as applicable, that, solely with respect to any information supplied by such Party in writing pursuant to this Section 1.5, none of such information contained or incorporated by reference in the Proxy Statement will at the time of the mailing of the Proxy Statement to the shareholders of the Company, at the time of the Shareholders' Meeting, or at the time of any amendments thereof or supplements thereto, and none of such information supplied or to be supplied by such Investor for inclusion or incorporation by reference in the Schedule 13E-3 to be filed with the SEC concurrently with each filing of the Proxy Statement will, at the time of such filing with the SEC, or at the time of filing with the SEC any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If required under applicable Law or requested by applicable Governmental Authorities following the time that all of the relevant facts and circumstances of a Party's involvement in the Transactions are provided to such Governmental Authorities and such Party has had a reasonable amount of time (taking into consideration the status of the applicable Governmental Authority's clearance of other related documents and filings relating to the Transactions, such as the Proxy Statement) to present and explain its positions with the applicable Governmental Authority, such Party agrees to join (and to cause its Affiliates to join) as a filing party to any Schedule 13E-3 filing discussed in the previous sentence.

        1.7    Consummation of the Transactions.

                (a)   Subject to the terms and conditions of this Agreement, each of the Parties agrees and undertakes to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, the Merger Agreement or any other agreement contemplated hereby or thereby. Without limiting the foregoing and in furtherance thereof, the Investors agree to use their respective reasonable best efforts to procure that Holdco and Parent effect the consummation of the transactions contemplated by the Share Sale and Support Agreement, pursuant to which, among other things, Premier Education will sell to Parent, and Parent will purchase from Premier Education, immediately prior to the Closing, all of the PE Shares.

                (b)   Notwithstanding anything in this Agreement to the contrary, each of Baring, Holdco and Parent hereby irrevocably affirms and agrees that each of the Investors other than Baring shall have the right to solely, and without Baring's consent, direct Parent to enforce the provisions of the Share Sale and Support Agreement to the extent Premier Education has breached its obligations under the Share Sale and Support Agreement or to pursue any specific performance or similar remedy from Premier Education pursuant to and in accordance with Section 6.4 of the Share Sale and Support Agreement.

                (c)   In the event that the Closing Conditions are satisfied or waived in accordance with the terms of the Merger Agreement and this Agreement, and Parent and Merger Sub are obligated to consummate the Merger in accordance with the terms of the Merger Agreement, all Investors other than any Failing Sponsor (the "Closing Investors") acting unanimously shall have the right to terminate the participation in the Transactions of any Investor that (i) breaches its obligation under the Equity Commitment Letter of such Investor to fund the Equity Commitment (as defined therein) or (ii) asserts in writing such Investor's unwillingness to fund such Equity Commitment (any such Investor, a "Failing Sponsor"); provided, that such termination shall not affect the rights or remedies of the Closing Investors against such Failing Sponsor with respect to such breach or threatened breach. If the Closing Investors terminate a Failing Sponsor's participation in the Transactions pursuant to the immediately preceding sentence, the Closing Investors acting unanimously may offer one or more Closing Investors or new investors the opportunity to provide equity financing for the Transactions to replace the amount of such Failing Sponsor's Investor Equity Commitment.

        1.8    Termination Fee and Expenses.

                (a)   If (i) the Merger Agreement is terminated pursuant to Section 8.03(a) or Section 8.03(b) thereof, (ii) Parent is required to pay the Parent Termination Fee pursuant to Section 8.06(b) of the Merger Agreement or reimburse any expenses of the Company pursuant to the terms of the Merger Agreement, and (iii) one of the Investors is a Defaulting Party, then such Defaulting Party shall pay an amount equal to the Parent Termination Fee and/or such expenses to be reimbursed to Parent by wire transfer of same day funds within three (3) Business Days following such termination of the Merger Agreement. If there is more than one Defaulting Party, each Defaulting Party's obligations under the immediately preceding sentence shall be reduced to its Pro Rata Portion of the Parent Termination Fee and/or such expenses. A "Defaulting Party" is an Investor, the failure of such Investor or of an Affiliate of such Investor, in each case to perform its obligation under its Equity Commitment Letter (if any), the Share Sale and Support Agreement (if party thereto) and/or this Agreement results in the termination of the Merger Agreement pursuant to Section 8.03(a) or Section 8.03(b) thereof. A Defaulting Party's "Pro Rata Portion" for purposes of this Section 1.7(a) is a fraction, the numerator of which is the Investor Equity Commitment of such Defaulting Party and the denominator of which is the aggregate Investor Equity Commitments of all Defaulting Parties.

                (b)   If the Transactions are not consummated, and one of the Investors is a Breaching Party, then such Breaching Party shall promptly reimburse each other Investor who is not a Breaching Party (each, a "Non-Breaching Party") for all of such Non-Breaching Party's out-of-pocket costs and expenses incurred in connection with the Transactions, including (i) such Non-Breaching Party's share of the Shared Transaction Expenses, and (ii) any reasonable fees, expenses and disbursements of any separate advisers and consultants retained by such Non-Breaching Party. A "Breaching Party" is an Investor, the willful breach by such Investor or by an Affiliate of such Investor, in each case, of the obligations of such Investor or such Affiliate of such Investor under its Equity Commitment Letter (if any), the Share Sale and Support Agreement (if party thereto) and/or this Agreement results in the failure of the Transactions to be consummated.

                (c)   If the Transactions are not consummated (and Section 1.8(b) does not apply), the Investors agree that all Shared Transaction Expenses shall be borne by the Investors equally. All other fees and expenses of advisers or consultants retained solely by an Investor without the mutual agreement of each Investor in accordance with the terms herein shall be borne solely by such Investor. "Shared Transaction Expenses" means, collectively, all expenses and fees incurred by (i) advisers or consultants that are retained by the Company and whose expenses and fees are to be reimbursed by Baring or its Affiliates, (ii) Advisers (as defined below), and (iii) advisers or consultants that are retained by the Investors acting jointly pursuant to Section 1.9; provided that Shared Transaction Expenses shall not include any expenses or fees of any of the foregoing advisers or consultants to the extent such expenses or fees of such advisers were incurred in respect of services not provided to the Consortium and only to one Investor (including in connection with the preparation of this Agreement, any term sheet or similar agreements among consortium members prior to the date hereof, and any applicable Other Investment Documents), which shall be borne solely by such Investor. Notwithstanding the foregoing, in the event that the Parties mutually agree that CPPIB will no longer be an Investor on a given date in circumstances in which CPPIB is not a Breaching Party, (i) CPPIB shall only be responsible for its portion of the Shared Transaction Expenses incurred on or prior to such date, and (ii) CPPIB shall not be responsible for any Shared Transaction Expenses (and it shall be promptly reimbursed to the extent it has already paid for any such Shared Transaction Expenses) in the event that the Transactions (without the participation of CPPIB or any of its Affiliates) are consummated (in which case, Section 1.08(d) shall apply).

                (d)   Upon consummation of the Transactions, Holdco and Parent shall, or shall cause the Surviving Company to, reimburse the Investors for, or pay on behalf of the Investors, as the case may be, the Shared Transaction Expenses.

                (e)   The Investors shall be entitled to receive any termination, break-up, reimbursement or other fees or amounts (including any Company Termination Fee) payable to Holdco, Parent or Merger Sub by the Company pursuant to the Merger Agreement, allocated among the Investors in proportion to their respective Investor Equity Commitment, net of the Shared Transaction Expenses (which shall be paid or reimbursed, as applicable, by Holdco, Parent or Merger Sub).

                (f)    Notwithstanding anything to the contrary in this Agreement, to the extent that the Limited Guarantee of an Investor is enforced and neither such Party nor any of its Affiliates (other than Parent, Holdco or Merger Sub) is a Defaulting Party, the Defaulting Party (or Defaulting Parties, as applicable) shall promptly pay (or reimburse, as applicable) the amount of the Obligations (as defined in such Limited Guarantee) (or its applicable portion of the Obligations in the case of more than one Defaulting Party) that is payable thereunder directly to such Investor (i.e., the non-Defaulting Party), in lieu of payment (or reimbursement, as applicable) to Merger Sub as otherwise required under such Limited Guarantee and by this Agreement.

        1.9    Appointment of Advisers.

                (a)   The Parties acknowledge and agree that the advisers listed on Schedule 2 hereto (the "Advisers") have been retained in connection with the Transactions and the fees and expenses of the Advisers shall be treated as Shared Transaction Expenses and reimbursable pursuant to Section 1.8. If the Investors wish to jointly retain any additional adviser or consultant (other than the Advisers) in connection with Transactions, such retention shall be subject to each Investor's prior written consent, and each Investor shall confirm in writing prior to such retention that the fees and expenses incurred by such adviser or consultant will be treated as Shared Transaction Expenses and reimbursable pursuant to Section 1.8.

                (b)   Other than the Advisers, if a Party requires separate representation in connection with specific issues arising out of the Transactions, such Party may retain other advisers or consultants to advise it, provided that such Party shall (i) provide prior notice to other Parties of such retention and (ii) subject to Sections 1.8(b), (d) and (e), be solely responsible for the fees and expenses of such separate advisers or consultants, unless each Party agrees in writing that the fees and expenses incurred by such separate advisers or consultants will be treated as Shared Transaction Expenses and reimbursable pursuant to Section 1.8.

        1.10    Litigation.    Subject to the immediately following sentence, Baring and its Affiliates shall be entitled to lead the management, prosecution, and defense of any Action before any Governmental Authority or arbitrator brought against Parent, Holdco and/or Merger Sub by the Company or its Subsidiaries or any of the Company's shareholders (other than Premier Education and its Affiliates other than the Company and its Subsidiaries); provided, that (a) appointment or retention of any legal counsel in connection with such Action shall be subject to prior written consent of each Investor (such consent not to be unreasonably withheld, delayed or conditioned); (b) Baring and its Affiliates shall not settle any such Action or take any material actions with respect to the foregoing without the consent of each of the Parties that is (or is Affiliated with) a party thereto; (c) Baring and its Affiliates shall consult with and keep the other Investors reasonably apprised of such Action, including status and developments in respect of the same; (d) any Party that is party to any such litigation or other Action may settle any such Action solely with respect to itself so long as such settlement (i) does not involve non-monetary damages or adverse admissions, (ii) results in a complete dismissal from any claims against such Party in such litigation or action and (iii) does not prejudice the other Parties with respect to such litigation or action or any related litigation or action; and (e) the foregoing right shall not apply in the event that the joint representation of any Parties in connection with such Action by the same counsel would create a conflict of interest, or to the extent at any time Baring and its Affiliates are not diligently managing, prosecuting or defending, as applicable, such Parties' interest in such Action. This Section 1.10 shall not limit the right of an Investor other than Baring to retain its own separate counsel in connection with such Action at its own expense. Notwithstanding anything to the contrary contained in this Agreement, each Party shall have the exclusive right to manage, prosecute, defend, compromise and/or settle, in its sole discretion, any Action before any Governmental Authority or arbitrator brought solely against such Party by the Company or any of its shareholders or Subsidiaries that does not relate to matters the subject of any other pending or threatened litigation, arbitration or other action involving the other Parties.

        1.11    Exclusivity; No-Solicitation.

                (a)   Until the termination of this Agreement in accordance with its terms, the Investors agree to work exclusively with each other in good faith in pursuit of the Transactions. Without limiting the generality of the foregoing, except through its participation in the Transactions as contemplated by this Agreement (including the Syndication pursuant to Section 1.3(b)) or with the mutual consent of each Investor, for the period beginning on the date hereof and ending on the termination of this Agreement in accordance with its terms, no Investor shall, nor permit any of its Affiliates to, whether alone or jointly with one or more other parties, directly or indirectly, (i) acquire or agree to acquire any material portion of the securities or assets of the Company (other than pursuant to a dividend or distribution of securities by the Company to all shareholders), or (ii) participate or agree to participate in any transaction as an acquirer competitive with or that would hinder or frustrate the Transactions.

                (b)   Without limiting Section 1.11(a), Baring agrees that it shall not, and shall cause its Affiliates (including Premier Education) not to, and shall cause their respective officers, directors, employees, agents, advisors and other representatives not to, directly or indirectly: (i) solicit, initiate or encourage, or take any other action to facilitate, any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Competing Transaction, (ii) engage, continue or participate in any negotiations concerning, or provide or cause to be provided any non-public information or data relating to the Company or any of its Subsidiary in connection with, or have any discussions (other than to state that they are not permitted to have discussions) with any person relating to, an actual or proposed Competing Transaction or offer that would reasonably be expected to lead to a Competing Transaction, or otherwise knowingly facilitate any effort or attempt to make or implement a Competing Transaction or offer that would reasonably be expected to lead to a Competing Transaction, or (iii) resolve or propose or agree to do any of the foregoing.

                (c)   Notwithstanding anything to the contrary in this Agreement, nothing in this Section 1.11 shall prohibit Baring or any of its Affiliates (solely on behalf or as a representative of Premier Education and not of Baring otherwise) from (i) discussing or negotiating the sale or transfer of securities of the Company beneficially owned by any of them with any third party outside of the consortium (including by way of merger) if (A) the Company, its Subsidiaries, its and their Representatives, the Board or the Special Committee are discussing or negotiating a proposal or offer with such third party as permitted by Section 6.04(a) or Section 6.04(b) of the Merger Agreement, (B) the Special Committee has determined that such proposal or offer constitutes or would reasonably be expected to result in a Superior Proposal if Premier Education supports such proposal or offer, and (C) Baring has otherwise complied with its obligations in Section 1.11(a) and 1.11(b), or (ii) provided Baring has otherwise complied with its obligations in Section 1.11(a) and (b) (subject to Section 1.11(c)(i)), selling or entering into any agreement to sell securities of the Company beneficially owned by any of them to any Third Party or entering into any agreement with respect to a Superior

Proposal concurrently with the Company's termination of the Merger Agreement pursuant to Section 8.03(c) of the Merger Agreement to enter into an Alternative Acquisition Agreement with such Third Party or any of its Affiliates. Baring shall notify CPPIB promptly and provide all details reasonably requested by CPPIB if Baring is approached or solicited, directly or indirectly, by, or engages in discussions or negotiations with, any person with respect to any of the actions prohibited by Section 1.11(a) or (b) or permitted by Section 11.1(c), as applicable.

                (d)   In the event a Superior Proposal is made, and the Investors do not mutually agree pursuant to Section 1.1 on whether to match the terms of such Superior Proposal as permitted under the Merger Agreement where CPPIB is the Investor who desires not to match and provides notice to Baring thereof, Baring shall have the right, upon notice to CPPIB, to terminate CPPIB's participation in the consortium in connection with the termination of all of CPPIB's rights and obligations under its Equity Commitment Letter and Limited Guarantee, and thereafter, this Agreement shall be deemed terminated with respect to CPPIB pursuant to Section 3.1.

                (e)   This Section 1.11 shall not require Baring to cause the Company or any of its Subsidiaries to take or not take any action and, for purposes of this Agreement, the Company and its Subsidiaries shall not be deemed Affiliates of Baring.

2.     REPRESENTATIONS AND WARRANTIES.

        2.1    Representations.    Each Party, severally and not jointly, hereby represents and warrants to the other Parties that: (i) if such Party is a corporate entity, it has the requisite power and authority to execute, deliver and perform this Agreement (including in respect of any obligations of such Party to cause or procure its Affiliates to take any actions or omit to take any actions pursuant hereto), (ii) if such Party is a corporate entity, the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary action on the part of such Party, (iii) this Agreement has been duly executed and delivered by such Party and constitutes a valid and binding agreement of such Party enforceable in accordance with the terms hereof, and (iv) such Party's execution, delivery and performance of this Agreement will not violate: (a) if such Party is a corporate entity, any provision of its organizational documents; (b) any material agreement to which such Party is a party or by which such Party is bound; or (c) any order, writ, injunction, decree or statute, or any rule or regulation, applicable to such Party.

3.     MISCELLAENOUS.

        3.1    Effectiveness; Termination.    This Agreement shall become effective on the date hereof and shall terminate (except with respect to Section 1.8 and Section 3) upon the earlier of (x) the Effective Time and (y) the termination of the Merger Agreement pursuant to Article VIII thereof; provided, that any liability for failure to comply with the terms of this Agreement shall survive such termination.

        3.2    Amendment.    This Agreement may be amended or modified and the provisions hereof may be waived, only by an agreement in writing signed by each Investor.

        3.3    Severability.    In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

        3.4    Remedies.    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

        3.5    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than the State of New York.

        3.6    Dispute Resolution.

                (a)   Any disputes, actions and proceedings against any Party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre ("HKIAC") and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 3.6. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an "Arbitrator"). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

                (b)   Notwithstanding the foregoing, the Parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 3.6, any Party may, to the extent permitted under the laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this Agreement is governed by the laws of the State of New York, a court or authority hearing an application for injunctive relief may apply the procedural law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction. For the avoidance of doubt, this Section 3.6(b) is only applicable to the seeking of interim injunctions and does not restrict the application of Section 3.6(a) in any way.

        3.7    Specific Performance.    Each Party acknowledges and agrees that the other Parties would be irreparably injured by a breach of this Agreement by it and that money damages alone are an inadequate remedy for actual or threatened breach of this Agreement. Accordingly, each Party shall be entitled to specific performance or injunctive or other equitable relief (without posting a bond or other security) to enforce or prevent any violations of any provision of this Agreement, in addition to all other rights and remedies available at law or in equity to such Party, including the right to claim money damages for breach of any provision of this Agreement.

        3.8    Other Agreements.    This Agreement, together with the Share Sale and Support Agreement and the other agreements referenced herein, constitutes the entire agreement, and supersedes all prior agreements, understandings, negotiations and statements, both written and oral, among the parties hereto or any of their Affiliates with respect to the subject matter contained herein except for such agreements as are referenced herein which shall continue in full force and effect in accordance with their terms except as being expressly amended, clarified and supplemented herein. In the event of any conflict between the provisions of this Agreement and the provisions of the other agreements as are referenced herein, the provisions of this Agreement shall prevail.

        3.9    Assignment.    This Agreement may not be assigned by any Party or by operation of law or otherwise without the prior written consent of each of the other Parties, except that the Agreement may be assigned to an Affiliate of a party hereto; provided that the Party making such assignment shall not be released from its obligations hereunder. Any attempted assignment in violation of this Section 3.9 shall be void.

        3.10    Interpretation.    The Section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. The words such as "herein," "hereof," and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context requires otherwise. The word "including," or any variation thereof means "including, without limitation" and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

        3.11    Notice.    All notices and other communications hereunder shall be in writing in the English language and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile or e-mail, or (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized international next-day courier. All notices hereunder shall be delivered to the addresses set forth below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 3.11):

    (a) If to Baring:

    c/o Vistra Alternative Investments Services Pte. Ltd.
    1 Raffles Place
    #13-01 One Raffles Place
    Singapore 048616
    Attention: BPEA Vistra Team
    Facsimile: +65 6593 3711
    Email: bpea.sg@vistra.com

    With a copy (which shall not constitute notice) to:

    Weil, Gotshal & Manges LLP
    29/F Alexandra House
    18 Chater Road
    Central, Hong Kong
    Attention: Akiko Mikumo
    Facsimile: +852-3015-9354

    E-mail: akiko.mikumo@weil.com

  (i)
  If to CPPIB:

    One Queen Street East, Suite 2500
    Toronto, Ontario, Canada M5C 2W5
    Attention: General Counsel
    Facsimile: +1 (416) 868-8689
    Email: legalnotice@cppib.com

  (ii)
  If to Holdco, Parent or Merger Sub:

    c/o Vistra Alternative Investments Services Pte. Ltd.
    1 Raffles Place
    #13-01 One Raffles Place
    Singapore 048616
    Attention: BPEA Vistra Team
    Facsimile: +65 6593 3711
    Email: bpea.sg@vistra.com

    With a copy (which shall not constitute notice) to:

    Weil, Gotshal & Manges LLP
    29/F Alexandra House
    18 Chater Road
    Central, Hong Kong
    Attention: Akiko Mikumo
    Facsimile: +852-3015-9354
    E-mail: akiko.mikumo@weil.com

        3.12    Confidentiality.    The parties agree and acknowledge that the existence and contents of this Agreement and any discussions in respect thereof constitute Confidential Information, as such term is defined in that certain confidentiality agreement dated January 24, 2017 entered into between Baring Private Equity Asia Pte Ltd and CPPIB, and accordingly is subject to the provisions of such agreement.

        3.13    Counterparts.    This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature pages follow]

        IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above

THE BARING ASIA PRIVATE EQUITY FUND VI, L.P.1
By:	Baring Private Equity Asia GP VI, L.P., its general partner
By:	Baring Private Equity Asia GP VI Limited, its general partner
By:	/s/ Tek Yok Hua
	Name:	Tek Yok Hua
	Title:	Director
THE BARING ASIA PRIVATE EQUITY FUND VI, L.P.2
By:	Baring Private Equity Asia GP VI, L.P., its general partner
By:	Baring Private Equity Asia GP VI Limited, its general partner
By:	/s/ Tek Yok Hua
	Name:	Tek Yok Hua
	Title:	Director
THE BARING ASIA PRIVATE EQUITY FUND VI CO-INVESTMENT L.P.
By:	Baring Private Equity Asia GP VI, L.P., its general partner
By:	Baring Private Equity Asia GP VI Limited, its general partner
By:	/s/ Tek Yok Hua
	Name:	Tek Yok Hua
	Title:	Director

[Signature Page to Interim Investors Agreement]

CANADA PENSION PLAN INVESTMENT BOARD
By:	/s/ Pierre Lavallee
	Name:	Pierre Lavallee
	Title:	Senior Managing Director & Global Head of Investment Partnerships
By:	/s/ Jim Fasano
	Name:	Jim Fasano
	Title:	Managing Director, Head of Funds, Secondaries & Co-Investments

[Signature Page to Interim Investors Agreement]

BACH HOLDINGS LIMITED
By:	/s/ Tariq Syed Usman
	Name:	Tariq Syed Usman
	Title:	Director
BACH FINANCE LIMITED
By:	/s/ Tariq Syed Usman
	Name:	Tariq Syed Usman
	Title:	Director
BACH ACQUISITIONS LIMITED
By:	/s/ Tariq Syed Usman
	Name:	Tariq Syed Usman
	Title:	Director

[Signature Page to Interim Investors Agreement]